Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-111056, 333-190197, 333-200793 and 333-212734 on Form S-8, Registration Statement No. 333-121614 on Form S-4, and Registration Statement No. 333-208144 on Form S-3 of our reports dated February 22, 2018, relating to the financial statements of Whiting Petroleum Corporation and subsidiaries, and the effectiveness of Whiting Petroleum Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Whiting Petroleum Corporation and subsidiaries for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
February 22, 2018